# Almaden Minerals Ltd.
# Corporate Organizational Chart
# December 31, 2009



Almaden Minerals Ltd. ("Almaden") Canada TSX: AMM Amex: AAU
Tarsis Resources Ltd. ("Tarsis") Canada TSX-V: TCC 27.6% 4,100,000 shares
ATW Resources Ltd. ("ATW") Canada 50%
Minera Gavilan SA de CV ("Gavilan") Mexico 49,999 shares 99.9%
Compania Minera Zapata SA de CV ("Zapata") Mexico 49,999 shares 99.9%
Almaden de Mexico SA de CV ("Almaden de Mexico") Mexico 49,999 shares 99.9%
Almaden America Inc. ("Almaden America") USA 100%
Republic Resources Inc. ("Republic") Canada 100%